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                                                                      Exhibit 18


                             MPD TECHNOLOGIES, INC.

                           INCENTIVE COMPENSATION PLAN

                    FOR EXECUTIVE AND KEY SALARIED EMPLOYEES
                         (EXCLUDES SALES BONUS PROGRAM)

                     FOR THE YEAR ENDING DECEMBER 31, 2000

I.    INTRODUCTION

      The Incentive Compensation Plan for Executives and Key Salaried Employees as adopted and amended by the Compensation Committee of the Board of Directors is designed to reward individual performance as measured against specified objectives. The Plan is also designed to recognize employees for a completely discretionary bonus based upon significant contribution. Executive and key employees who joined the company in the plan year may, with the approval of the Chairman/President, participate in the Incentive Compensation Plan on a prorated basis (based on the number of full months they are actively employed).

II.   ESTABLISHMENT OF OBJECTIVES

      Each executive and key employee shall establish at the beginning of each year, with his/her supervisor, objectives against which his/her performance for that year shall be measured.

      These objectives must correspond to the overall goals of the company.

III.  OBJECTIVES

      Objectives include: achieving earnings per share goals (see Exhibit #1), achieving corporate cash flow goals, and other significant individual goals; all of which must be measurable.

IV.   ADDITIONAL CRITERIA & CONDITIONS

      - 60% or more of individual participants' priorities must be accomplished to earn any bonus.

      - It is possible for participants to receive in excess of 100% achievement of an individual goal. However, these achievements must satisfy the combined judgement of the individual's direct manager, the Chairman/President, and the Compensation Committee in the case of executive officer bonuses. In no situation can achievement of an individual goal exceed 125%.

      - At its sole discretion, the Board reserves the right to recognize significant issues, factors or contributions related to individual participants and to adjust all or part of any participant's bonus accordingly. The Board reserves the right to alter, amend, reduce, suspend or terminate the Incentive Plan. Only active employees (those physically performing their assigned duties) are eligible to participate in the Incentive Compensation Plan.

      - Employees who terminate their employment with the company, or employees who are terminated by the company for any reason whatsoever, are not eligible for incentive compensation for the fiscal year during which employment is terminated.


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                                                                      EXHIBIT #1


                             MPD TECHNOLOGIES, INC.

                                BONUS OBJECTIVES

                         YEAR ENDING DECEMBER 31, 2000

1.    ACHIEVED DILUTED EARNINGS PER SHARE


           EARNINGS PER SHARE                             % OF BONUS EARNED
           ------------------                             -----------------
                 0.8                                               0%
                 0.9                                              50%
                 0.10                                             80%
--------------------------------------------------------------------------------
                 0.11                                            100%
--------------------------------------------------------------------------------
                 0.13                                            102%
                 0.17                                            106%
                                 INCREASED BY 1%
                 0.21             FOR EACH .01                   110%
                              INCREASE IN DILUTED EPS
                 0.31             FROM .11 TO .36                120%
                 0.36                (OR MORE)                   125% MAXIMUM
--------------------------------------------------------------------------------


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